Exhibit 99.1

FOR IMMEDIATE RELEASE

October 27, 2005

Contacts:                        Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

INCREASED THIRD QUARTER 2005 EARNINGS

THIRD QUARTER HIGHLIGHTS

•	Net income of $8.0 million, up 45% from third quarter 2004.

•	Earnings per diluted share of $0.50, up 32% from the same period in 2004.

•	Return on average tangible equity improved to 17.35% from 13.46% for the third quarter of 2004.

•	Total loans were $1.51 billion, an increase of 11% from December 31, 2004.

•	Average core deposit growth of 17% compared with the same period in 2004.

•	Total nonperforming assets decreased 31% from December 31, 2004; allowance for loan losses to nonperforming assets at 329%.

•	Downtown Puyallup branch opened in August 2005.

TACOMA, Washington—Columbia Banking System, Inc. (Nasdaq: COLB) today announced earnings for the third quarter 2005 of $8.0 million, up 45% from $5.5 million for the third quarter of 2004. Earnings per share were $0.50 per diluted share, an increase of 32% from $0.38 per diluted share one year ago. Return on average assets and return on average equity for the third quarter 2005 were 1.36% and 14.45%, respectively, compared to 1.16% and 13.45%, respectively, for the third quarter of the prior year.

Net income for the nine months ended September 30, 2005 increased $5.0 million to $21.0 million, up 31% from $16.0 million for the first nine months of 2004. On a diluted per share basis, net income for the nine months ended September 30, 2005 was $1.33, compared with $1.11 for the same period last year, an increase of 20%. Return on average assets and return on average equity for the nine months ended September 30, 2005 were 1.23% and 13.30%, respectively, compared to 1.16% and 13.53%, respectively for the same period of 2004.

Return on average tangible equity for the third quarter of 2005 improved to 17.35%, compared to 13.46% for the same period last year. For the first nine months of 2005, return on average tangible equity was 16.08%, up from 13.54% for the first nine months of 2004. Return on average tangible equity, a non-GAAP performance measure, is used by Columbia’s management in recognition of the goodwill created by the fourth quarter 2004 acquisition of Bank of Astoria, providing a more consistent comparison with pre-acquisition performance.

Melanie Dressel, President and Chief Executive Officer stated, “Our earnings continue to improve as a result of increased loan volume and interest income. Our total loans have increased over $152 million since the end of 2004, and over $346 million from a year ago. Well over 45% of the growth from the third quarter of 2004 was in commercial business loans, excluding commercial real estate loans. While the rate of loan growth this year has begun to moderate as expected, we have been able to increase our net interest margin through our continued growth in core deposits, which make up 75% of our total deposits. Our net interest margin was 4.45% for third quarter 2005, up from 4.36% for second quarter 2005 and 4.13% for third quarter 2004.”

“It has been just one year since we acquired Bank of Astoria; we are pleased that it is accretive to earnings as planned.” Ms. Dressel continued. “The management of Bank of Astoria has stayed very focused on successfully growing the business in their market.”

Ms. Dressel noted, “Our total revenue for the third quarter 2005 has reached $30 million, up 30% from $23 million for the same period in 2004. For the first nine months of 2005, total revenue was $85 million, up 26% from $68 million for the first nine months of 2004.” (Total revenue is defined as net interest income plus noninterest income.)

At September 30, 2005, Columbia’s total assets were $2.32 billion, an increase of 7% from $2.18 billion at December 31, 2004. Total loans were $1.51 billion at September 30, 2005, up 11% from $1.36 billion at year-end 2004. Total deposits increased $129.8 million to $1.99 billion during the first nine months of 2005, an increase of 7% from December 31, 2004. Most of the growth occurred in core deposits, which totaled $1.50 billion at September 30, 2005 from $1.38 billion at December 31, 2004, an increase of 8%.

Third Quarter 2005 Operating Results

Net Interest Income

Net interest income increased $5.8 million, or 33%, in the third quarter 2005 compared to the third quarter 2004. The increase is primarily due to significantly increased loan volumes, rising short-term interest rates, and increased core deposits. Columbia’s net interest margin increased to 4.45% in the third quarter of 2005, from 4.13 for the same period in 2004.

Average interest-earning assets increased to $2.14 billion, or 23%, during the third quarter of 2005, compared with $1.74 billion during the third quarter of 2004. The yield on average interest-earning assets increased 89 basis points to 6.02% during the third quarter of 2005, compared with 5.13% during the same period of 2004. Average interest-bearing liabilities increased to $1.65 billion, or 21%, during the third quarter of 2005 compared with $1.36 billion in the same period of 2004. The average cost of interest-bearing liabilities increased 74 basis points to 2.02% in the third quarter of 2005, compared to 1.28% for the same period of 2004.

For the nine months ended September 30, 2005, net interest income increased 30% to $67.0 million from $51.4 million for the same period last year. During the first nine months of 2005, Columbia’s net interest margin increased to 4.39% from 4.16% for the same period of 2004. Average interest-earning assets grew to $2.10 billion during the first nine months of 2005, compared with $1.70 billion for the same period of 2004. The yield on average interest-earning assets increased 64 basis points to 5.81% during the first nine months of 2005, from 5.17% in 2004. In comparison, average interest-bearing liabilities grew to $1.64 billion, or 22%, compared with $1.34 billion for the first nine months of 2004. The cost of average interest-bearing liabilities increased 53 basis points to 1.82% during the first nine months of 2005 from 1.29% in the same period of 2004.

Noninterest income

Total noninterest income for the third quarter 2005 was $6.5 million, an increase of 22% from $5.3 million a year ago. Total noninterest income for the first nine months of 2005 was $18.3 million, an increase of 12% from $16.3 million for the same period of 2004. The increase in noninterest income for both periods is primarily due to increased service charges and fees, as well as continued growth in the merchant services department. Service charges and other fees increased 16% and 7% for the third quarter and first nine months of 2005, respectively, as compared to the same periods in 2004.

Merchant services revenue increased 18% for both the third quarter and first nine months of 2005 as compared to the same periods in 2004.

Noninterest expense

Noninterest expense for the third quarter of 2005 was $18.8 million, an increase of 25% from $15.1 million for the same period in 2004. Noninterest expense for the first nine months of 2005 was $54.6 million, an increase of 22% from $44.6 million for the same period of 2004. These increases were primarily due to the addition of Bank of Astoria during the fourth quarter of 2004. The results of operations for Bank of Astoria are not included in the third quarter 2004 results. Also impacting noninterest expense was the expansion of Columbia’s lending groups, increased compensation and benefits, occupancy, and volume related merchant services processing expenses, as well as data processing expenses.

Nonperforming Assets and Loan Loss Provision

Provision for loan losses for the third quarter of 2005 was $245,000 compared to $250,000 for the third quarter of 2004. The provision for the third quarter of 2005 was $125,000 and $645,000 less than the provision taken during the second and first quarters of 2005, respectively. This decreasing trend in the provision reflects a declining rate of loan growth along with decreased net charge offs. Average loan growth in the first and second quarters exceeded 6% while moderating in the third quarter to 2%. Net charge offs in the first quarter of 2005 were $592,000, compared with second quarter net recoveries of $38,000 and third quarter net charge offs of $42,000. The decline in losses was primarily the result of declining levels of nonperforming loans, continuing collection efforts and stable economic conditions. The ratio of the allowance for credit losses to nonperforming loans was 329% at September 30, 2005, compared with 235% at December 31, 2004 and 333% at September 30, 2004.

Expansion Activities

“As planned, we are continuing to fill in our geographic footprint,” Ms. Dressel noted. “During the third quarter, we opened a long-awaited branch in the downtown area of Puyallup, just a couple of blocks north of the Western Washington fairgrounds, bringing the total number of Puyallup branches to six. With the opening of this additional full-service branch in Puyallup, we are closing our small office in the South Hill Mall in late November 2005. The new branch, which was open Saturdays and Sundays during the Puyallup Fair, has been well received by the community.”

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiaries are Columbia Bank and Bank of Astoria, which was acquired October 1, 2004. Columbia Bank is a Washington state-chartered full-service commercial bank with 36 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Tillamook County: Manzanita. More information about Columbia can be found on its website at www.columbiabank.com.

###

Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2005	2004	2005	2004
Earnings
Net interest income	$23,331	$17,567	$66,978	$51,415
Provision for loan losses	245	250	1,505	550
Noninterest income	6,516	5,336	18,318	16,321
Noninterest expense	18,793	15,061	54,584	44,589
Net income	7,952	5,483	21,048	16,048

Per Share
Net income (basic)	$0.50	$0.38	$1.34	$1.13
Net income (diluted)	0.50	0.38	1.33	1.11

Averages
Total assets	$2,325,262	$1,885,892	$2,282,015	$1,840,178
Interest-earning assets	2,136,229	1,742,778	2,097,852	1,700,899
Loans	1,534,281	1,147,746	1,481,255	1,141,595
Securities	598,204	550,203	614,231	519,948
Deposits	1,948,022	1,681,896	1,895,919	1,635,349
Core deposits	1,451,054	1,243,860	1,409,299	1,190,589
Shareholders’ Equity	218,308	162,133	211,605	158,495

Financial Ratios
Return on average assets	1.36%	1.16%	1.23%	1.16%
Return on average equity	14.45	13.45	13.30	13.53
Average equity to average assets	9.39	8.60	9.27	8.61
Return on average tangible equity(1)	17.35	13.46	16.08	13.54
Net interest margin	4.45	4.13	4.39	4.16
Efficiency ratio (tax equivalent) (2)	61.26	64.14	62.21	63.90

	September 30,		December 31,
	2005	2004	2004
Period end
Total assets	$2,323,216	$1,936,048	$2,177,550
Loans	1,511,386	1,165,340	1,359,743
Allowance for loan losses	20,790	19,927	19,881
Securities	592,467	608,939	642,759
Deposits	1,993,800	1,688,437	1,864,028
Core deposits	1,495,487	1,246,958	1,382,235
Shareholders’ equity	221,873	169,939	203,154
Book value per share	14.04	11.90	13.03
Tangible book value per share	11.93	11.90	10.87

Nonperforming assets
Nonaccrual loans	$6,165	$5,743	$8,222
Restructured loans	151	239	227
Personal property owned	—	615	—
Real estate owned	—	680	680

Total nonperforming assets	$6,316	$7,277	$9,129

Nonperforming loans to period-end loans	0.42%	0.51%	0.62%
Nonperforming assets to period-end assets	0.27	0.38	0.42
Allowance for loan losses to period-end loans	1.38	1.71	1.46
Allowance for loan losses to nonperforming loans	329.16	333.12	235.31
Allowance for loan losses to nonperforming assets	329.16	273.84	217.78
Net loan charge-offs	$596 (3)	$884 (4)	$2,742 (5)

(1)	Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.
(2)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities and net cost (gain) of OREO.
(3)	For the nine months ended September 30, 2005.
(4)	For the nine months ended September 30, 2004.
(5)	For the twelve months ended December 31, 2004.

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended
(in thousands, except per share amounts)	Sept 30 2005	Jun 30 2005	Mar 31 2005	Dec 31 2004	Sept 30 2004
Earnings
Net interest income	$23,331	$22,346	$21,301	$20,528	$17,567
Provision for loan losses	245	370	890	445	250
Noninterest income	6,516	6,128	5,674	5,923	5,336
Noninterest expense	18,793	18,514	17,277	16,737	15,061
Net income	7,952	6,798	6,298	6,465	5,483
Per Share
Net income [basic]	0.50	0.44	0.40	0.42	0.38
Net income [diluted]	0.50	0.43	0.40	0.41	0.38
Averages
Total assets	$2,325,262	$2,297,297	$2,222,355	$2,154,285	$1,885,892
Interest-earning assets	2,136,229	2,113,384	2,042,917	1,973,690	1,742,778
Loans	1,534,281	1,498,990	1,409,119	1,320,260	1,147,746
Securities	598,204	612,455	632,410	650,411	550,203
Deposits	1,948,022	1,874,208	1,864,610	1,854,809	1,681,896
Core deposits	1,451,054	1,397,353	1,378,695	1,381,334	1,243,860
Shareholders’ Equity	218,308	209,864	206,511	201,934	162,133
Financial Ratios
Return on average assets	1.36%	1.19%	1.15%	1.19%	1.16%
Return on average equity	14.45	12.99	12.37	12.74	13.45
Average equity to average assets	9.39	9.14	9.29	9.37	8.60
Return on average tangible equity	17.35	15.80	15.13	15.63	13.46
Net interest margin	4.45	4.36	4.35	4.26	4.13
Efficiency ratio (tax equivalent)	61.26	63.22	62.18	61.40	64.14
Period end
Total assets	$2,323,216	$2,326,564	$2,243,739	$2,177,550	$1,936,048
Loans	1,511,386	1,510,043	1,436,820	1,359,743	1,165,340
Allowance for loan losses	20,790	20,587	20,179	19,881	19,927
Securities	592,467	609,574	619,140	642,759	608,939
Deposits,	1,993,800	1,899,033	1,870,096	1,864,028	1,688,437
Core deposits	1,495,487	1,417,600	1,393,695	1,382,235	1,246,958
Shareholders’ equity	221,873	214,788	204,754	203,154	169,939
Book value per share	14.04	13.68	13.11	13.03	11.90
Tangible book value per share	11.93	11.56	10.96	10.87	11.90
Nonperforming assets
Nonaccrual loans	$6,165	$6,304	$7,183	$8,222	$5,743
Restructured loans	151	178	205	227	239
Personal property owned	—	—	—	—	615
Real estate owned	—	—	—	680	680

Total nonperforming assets	$6,316	$6,482	$7,388	$9,129	$7,277

Nonperforming loans to period-end loans	0.42%	0.43%	0.51%	0.62%	0.51%
Nonperforming assets to period-end assets	0.27	0.28	0.33	0.42	0.38
Allowance for loan losses to period-end loans	1.38	1.36	1.40	1.46	1.71
Allowance for loan losses to nonperforming loans	329.16	317.60	273.13	235.31	333.12
Allowance for loan losses to nonperforming assets	329.16	317.60	273.13	217.78	273.84
Net loan charge-offs (recoveries)	$42	$(38)	$592	$1,858	$92

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands except per share)	2005	2004	2005	2004
Interest Income
Loans	$26,080	$16,604	$72,215	$49,068
Securities available for sale	5,628	5,162	16,936	14,813
Securities held to maturity	16	27	48	81
Deposits with banks	31	144	55	322

Total interest income	31,755	21,937	89,254	64,284

Interest Expense
Deposits	6,871	4,051	17,873	11,928
Federal Home Loan Bank advances	1,100	23	3,151	103
Long-term obligations	412	296	1,140	838
Other borrowings	41	—	112	—

Total interest expense	8,424	4,370	22,276	12,869

Net Interest Income	23,331	17,567	66,978	51,415
Provision for loan losses	245	250	1,505	550

Net interest income after provision for loan losses	23,086	17,317	65,473	50,865

Noninterest Income
Service charges and other fees	2,955	2,554	8,388	7,826
Mortgage banking	189	169	947	1,333
Merchant services fees	2,355	2,002	6,392	5,405
Loss on sale of investment securities, net	—	—	—	(6)
Bank owned life insurance (BOLI)	400	338	1,184	934
Other	617	273	1,407	829

Total noninterest income	6,516	5,336	18,318	16,321

Noninterest Expense
Compensation and employee benefits	9,434	7,824	28,140	23,485
Occupancy	2,588	1,900	7,497	5,986
Merchant processing	906	819	2,454	2,221
Advertising and promotion	535	478	1,574	1,643
Data processing	733	616	2,169	1,694
Legal & professional services	891	1,018	2,589	2,314
Taxes, licenses & fees	529	421	1,480	1,210
Net cost (gain) of other real estate owned	1	(89)	(8)	(15)
Other	3,176	2,074	8,689	6,051

Total noninterest expense	18,793	15,061	54,584	44,589

Income before income taxes	10,809	7,592	29,207	22,597
Provision for income taxes	2,857	2,109	8,159	6,549

Net Income	$7,952	$5,483	$21,048	$16,048

Net income per common share:
Basic	$0.50	$0.38	$1.34	$1.13
Diluted	0.50	0.38	1.33	1.11
Dividends paid per common share	0.11	0.07	0.27	0.19
Average number of common shares outstanding	15,746	14,266	15,672	14,218
Average number of diluted common shares outstanding	15,940	14,481	15,852	14,439

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited)

(in thousands)			September 30, 2005	December 31, 2004
Assets
Cash and due from banks			$88,772	$54,287
Interest-earning deposits with banks			1,818	369

Total cash and cash equivalents			90,590	54,656
Securities available for sale at fair value (amortized cost of $579,429 and $627,519 respectively)			579,240	628,897
Securities held to maturity (fair value of $2,847 and $3,199 respectively)			2,774	3,101
Federal Home Loan Bank stock			10,453	10,761
Loans held for sale			6,704	6,019
Loans, net of unearned income of ($3,037) and ($2,839) respectively			1,511,386	1,359,743
Less: allowance for loan losses			20,790	19,881

Loans, net			1,490,596	1,339,862
Interest receivable			10,460	9,582
Premises and equipment, net			44,815	44,774
Real estate owned			—	680
Goodwill			29,723	29,723
Other assets			57,861	49,495

Total Assets			$2,323,216	$2,177,550

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$465,122	$392,173
Interest-bearing			1,528,678	1,471,855

Total deposits			1,993,800	1,864,028
Federal Home Loan Bank advances			59,325	68,700
Other borrowings			2,659	2,500
Long-term subordinated debt			22,295	22,246
Other liabilities			23,264	16,922

Total liabilities			2,101,343	1,974,396
Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding

	September 30, 2005	December 31, 2004
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	15,808	15,594	162,636	159,693
Retained earnings			59,368	42,552
Accumulated other comprehensive income - Unrealized (losses) gains on securities available for sale, net of tax			(131)	909

Total shareholders’ equity			221,873	203,154

Total Liabilities and Shareholders’ Equity			$2,323,216	$2,177,550